Exhibit 99.1

DELEK US HOLDINGS AND DELEK LOGISTICS PARTNERS

NAME ASSI GINZBURG AS CHIEF FINANCIAL OFFICER

Brentwood, Tenn., January 18, 2013 – Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) a diversified energy company with assets in the petroleum refining, retail and logistics industries, and Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”), a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure, announced today that Assi Ginzburg, currently an Executive Vice President for both companies, has been appointed Chief Financial Officer of both Delek US and the general partner of Delek Logistics effective immediately. He succeeds Mark Cox, who will continue to serve as an Executive Vice President of both companies through March 31, 2013 to ensure a smooth transition.

“Assi has demonstrated significant leadership capabilities and played an instrumental role in contributing to our company’s growth and strategic vision for nearly a decade. His intimate knowledge of our operations and financial processes makes him a natural choice to assume additional responsibilities as our Chief Financial Officer,” remarked Uzi Yemin, Chairman and Chief Executive Officer of Delek US and the general partner of Delek Logistics. “I’d also like to thank Mark Cox for his contribution to our company’s success over the last several years. We wish him much success in his future endeavors.”

Mr. Ginzburg has been with Delek US since 2004 and Delek Logistics since its inception in 2012, working in a variety of senior management and financial roles. He also serves as a member of the board of directors of the general partner of Delek Logistics. He also has been a member of the Israel Institute of Certified Public Accountants since 2001.

Mr. Ginzburg stated, “We have significantly transformed and diversified our businesses over the last few years, while simultaneously delivering exceptional value to our investors. We remain intently focused on continuing to improve our business and financial flexibility, and I look forward to the challenge of taking on these new responsibilities and helping our businesses continue to grow.”

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, convenience store retailing and logistics. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 140,000 barrels per day. The retail segment supplies fuels and merchandise through a network of approximately 372 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names. Subsidiaries of Delek US Holdings, Inc. also own 62.4 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

About Delek Logistic Partners, LP

Delek Logistics Partners, LP was formed by Delek US Holdings, Inc. to own, operate, acquire and construct crude oil and refined products logistics and marketing assets. Delek Logistics’ assets consists of:

•

Approximately 200 miles of transportation pipelines and a 600 mile crude oil gathering system, in addition to associated storage facilities with 1.4 million barrels of active shell capacity supporting Delek US’ El Dorado and Tyler refineries;

•	The Paline pipeline, a 185 mile crude oil pipeline from Longview to Nederland, Texas;

•	Delek US’ wholesale marketing business in Texas; and

•	Five light product terminals, consisting of the Abilene, Big Sandy and San Angelo terminals in Texas, as well as the Nashville and Memphis terminals in Tennessee.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning our current estimates, expectations and projections about our future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain, the costs to acquire refining feedstocks and the price of the refined petroleum products we ultimately sell; management’s ability to execute its strategy through acquisitions and transactional risks in acquisitions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; changes in the scope, costs, and/or timing of capital projects; losses from derivative instruments; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; potential conflicts of interest between our majority stockholder and other stockholders; and other risks contained in our filings with the United States Securities and Exchange Commission.

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Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Neither Delek US nor Delek Logistics undertakes any obligation to update or revise any such forward-looking statements.

U.S. Investor / Media Relations Contact:

Keith Johnson

Vice President of Investor Relations

Delek US Holdings, Inc.

Delek Logistics Partners, LP

615-435-1366

Chris Hodges

Founder & CEO

Alpha IR Group

312-589-3505

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